Exhibit (a)(5)(C)

NEWS RELEASE
Investor relations contact:	Please refer to the Nam Tai website (www.namtai.com)
Mr. Kevin McGrath	or the SEC website (www.sec.gov) for Nam Tai press releases
Managing Partner of Cameron Associates	and financial statements.
Tel: 212.245.4577
E-mail: kevin@cameronassoc.com

NAM TAI PROPERTY INC.

Company Announces Results of its Cash Tender Offer

SHENZHEN, PRC – September 7, 2015 – Nam Tai Property Inc. (“Nam Tai” or the “Company”) (NYSE Symbol: NTP) announced today the results of its previously announced cash tender offer to purchase 15,000,000 of its Common Stock, par value $0.01 per share (the “Shares”) at a purchase price of $5.50 per Share, which expired at 5:00 P.M., Eastern Daylight Time, on Friday, September 4, 2015.

Based on the count by Computershare Trust Company, N.A., the Depositary for the tender offer, an aggregate of 3,523,574 Shares were properly tendered and not withdrawn, including 68,772 Shares tendered by Notice of Guaranteed Delivery. Accordingly, pursuant to the terms of the tender offer and applicable securities laws, the Company has accepted for purchase up to 3,523,574 Shares at a purchase price of $5.50 per Share subject to the 68,772 Shares tendered by Notice of Guaranteed Delivery be covered/presented for valid tender. The aggregate purchase price that the Company will pay for the Shares will be up to $19,379,657, excluding other fees and expenses relating to the tender offer.

The Company has instructed the Depositary for the tender offer to promptly make payment on its behalf for the Shares validly tendered and accepted for purchase. Immediately following its purchase of the tendered Shares, the Company expects to have 36,094,748 Shares issued and outstanding.

If you have any questions regarding the tender offer, please contact Georgeson Inc., the Information Agent for the tender offer, at (888) 666-2580 (toll-free).

FORWARD-LOOKING STATEMENTS AND FACTORS THAT COULD CAUSE OUR SHARE PRICE TO DECLINE

Certain statements included in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “seek” or “believe”. These forward-looking statements, which are subject to risks, uncertainties, and assumptions, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activities, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, delay in the

Company’s ability to obtain all requisite permits and approvals from relevant government authorities in relation to the redevelopment of two parcels of properties in Gushu, Shenzhen, and Guangming, Shenzhen, respectively, and the successfully redevelopment of the two parcels of properties; the sufficiency of the Company’s cash position and other sources of liquidity to fund its property developments; continued inflation and appreciation of the Renminbi against the US dollar; rising labor costs in China and changes in the labor supply and labor relations. In particular, you should consider the risks outlined under the heading “Risk Factors” in our most recent Annual Report on Form 20-F and in our Current Report filed from time to time on Form 6-K. The Company’s decision to continue dividend payments in 2015 does not necessarily mean that dividend payments will continue thereafter. Whether future dividends will be declared depend upon the Company’s future growth and earnings, of which there can be no assurance, as well as the Company’s cash flow needs for further expansion. Accordingly, there can be no assurance that cash dividends on the Company’s ordinary shares will be declared beyond those declared for 2015, what amount that dividends may be or whether such dividends, once declared for a specific period, will continue for any future period, or at all. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not rely upon forward-looking statements as predictions of future events. These forward-looking statements apply only as of the date of this press release and; as such, they should not be unduly relied upon as circumstances change. Except as required by law, we are not obligated, and we undertake no obligation, to release publicly any revisions to these forward-looking statements that might reflect events or circumstance occurring after the date of this release or those that might reflect the occurrence of unanticipated events.

ABOUT NAM TAI PROPERTY INC.

We are a property development and management company located in Shenzhen, China. Prior to becoming a property development and management company, we were an electronic manufacturing service company. In April 2014, we ceased our LCM manufacturing business and turned our focus to re-developing two parcels of land in Gushu and Guangming, Shenzhen, China, by converting these two parcels of land that formally housed our manufacturing facilities into high-end commercial complexes. We believe our principal income in the future will be derived from rental income from our commercial complexes.

Nam Tai Property Inc. is a corporation registered in the British Virgin Islands and listed on the New York Stock Exchange (Symbol: “NTP”).